SOLES, HEYN & COMPANY

Accountants and Consultants

October 22, 2019

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

Dear Sir/Madam:

We have read the statements under item 4.01 in the Form 8-K dated October 14, 2019 of Force Protection Video Equipment Corp. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained herein.

Soles, Heyn & Company, LLP

Soles, Heyn & Company, LLP
West Palm Beach, FL